Exhibit 10.2

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (“ASA”) is effective this ___ day of _____, 20__ by and between _____, a _____ (the “Company”) and [Juhl Wind, Inc., a Delaware corporation] (“Contractor”).

RECITALS

1.           Company owns and operates a wind energy generation facility located in _____, _____ (the “Project”).

2.           The Company has been formed pursuant to and is otherwise governed in accordance with that certain _____ of the Company entered into as of _____ __, ____ (“Operating Agreement”).  Capitalized terms used in this ASA shall have the meaning given to them in the Operating Agreement unless otherwise expressly defined herein.

3.           Company wishes to retain Contractor to perform certain services for the Company as more fully set forth below and the Contractor is willing to provide such services, pursuant to the terms of this ASA.  Under the terms of the Operating Agreement, the Board of the Company has approved the retention of Contractor and the terms and conditions of this ASA.

NOW THEREFORE, in consideration of the above premises, and the mutual promises and consideration set forth below, the receipt and adequacy of which are acknowledged by both parties, the parties agree as follows:

AGREEMENT

1.           Services.  Contractor agrees to perform the following services on behalf of the Company:

(a)           Administer and oversee the Company’s rights and obligations with respect to each of the Ancillary Agreements, including, without limitation, (i) monitoring the performance of _____ (or any successor thereto) under the Supply Agreement and the Warranty and Service Agreement, as applicable, (ii) assist the Company in the performance of its obligations under the Ancillary Agreements, (iii) assist in obtaining or verifying meter readings and such other information as may be necessary for the preparation of invoices and related documents to timely obtain payments under the PPA and as otherwise required under any Ancillary Agreement, (iv) assist in the calculation and reconciliation of payments due under the Ancillary Agreements, (vi) assist in the preparation and filing of all documents, invoices, reports, and statements necessary to maintain the status of the Project as an entity eligible to receive the _____ State Production Incentives or otherwise comply with the Ancillary Agreements and (v) perform periodic inspections of the Project to monitor, among other things, the Company’s compliance with all applicable permits and laws and the Ancillary Agreements;

(b)           Coordinate operations with Utility, [Independent Transmission System Operator and _____];

(c)           Pay all Company Expenses out of Cash From Operations, and apply Cash From Operations and proceeds from insurance claims, for the benefit of the Company, to repair, replace and/or upgrade turbines and/or related equipment as approved by the Company;

(d)           In the ordinary course of business, acquire, sell, lease, exchange or convey certain equipment, parts or other personal property or any interest therein on the Company’s behalf as approved by the Company;

(e)           Make an initial calculation of the amount of Distributable Funds and distribute such initial calculation to Board for its approval in accordance with Section _____ of the Operating Agreement;

(f)           In the ordinary course of business, negotiate contracts, leases, assignments and other instruments to be entered into and executed by the Company, each in form and substance approved by the Company;

(g)           Renew, extend or otherwise place the Company’s insurance in a manner consistent with the Ancillary Agreements and submit and negotiate the settlement of insurance claims, all as approved by the Company;

(h)           Prepare and revise a recommended annual operating budget for the Company’s review and approval on or before November 30 of each year for the next succeeding year;

(i)           Communicate with governmental authorities and make such filings, reports, certifications, notices or similar instruments with such governmental authorities which are made in the ordinary course of business (other than Tax authorities, which is the responsibility of the Tax Matters Member), all in accordance with Section _____ of the Operating Agreement; and

(j)           Perform such other services as Company may reasonably request from time to time.

In performing the foregoing services, the Contractor shall coordinate its activities with the Manager of the Company so as to avoid duplication of effort and expense.

2.           Reporting; Records.

(a)           The Contractor shall, if requested, attend meetings of the Board of the Company.  At such meetings and at other times as may reasonably be requested, the Contractor shall report on the business, operations and affairs of the Company and on the performance of the services by the Contractor.  The Contractor shall not have any voting rights at any of such meetings.

(b)           The Contractor shall prepare a monthly operating report on a timely basis which shall include information with respect to the turbine and Project availability, output, warranty work and warranty claims, income, cash flow, and balance sheet statements, a comparison of actual versus budgeted results, and any other significant information.  In addition, the Contractor shall contact the Company on a regular basis (as may be agreed by the parties), via email or telephone, to verify the continued reliable and safe operation of the Project, and shall report any material and extraordinary events within 12 hours, or sooner, of such occurrence via email and telephone.

(c)           The Contractor shall promptly notify the Company of (i) any event or circumstance that could potentially result in a Default or Event of Default under an Ancillary Agreement, (ii) the receipt of any notice of default or event of default under any agreement or contract relating to the Project or Company or (iii) the receipt of any notice from any governmental authority relating to the Project, Company or a Member.  As part of any such notification, the Contractor shall also specify the actions proposed or recommended to be taken by the Contractor or the Company to avoid and/or cure any such event or circumstance.

(d)           Contractor shall create and retain all records necessary for the Contractor or the Company to perform their respective obligations under any Ancillary Agreement or other applicable law or regulation.  Contractor shall provide any and all data and information requested by the Company or any Member with respect to the ASA or the Project in the form requested as promptly as, and to the fullest extent, practicable.

3.           Authority.

(a)           Contractor has no authority beyond that expressly granted by this ASA.  Contractor may not subcontract or delegate any material portion of its responsibilities without the express written approval of the Company.

(b)           Company has approved this ASA and the subcontracting of Manager’s responsibilities to Contractor represented by the ASA as required by Section _____ of the Operating Agreement and as evidenced by the Company’s execution hereof.

(c)           Notwithstanding any other provision of this ASA, Contractor is not authorized to take any action that would cause the Project to fail or cease to be a QF Facility or would cause the Company to fail or cease to be eligible for _____ State Production Incentives or federal production tax credits under Section 45 of the Code or any of the actions which would bind the Company or otherwise require the unanimous approval of the Board (including, without limitation, those items set forth in Sections _____ of the Operating Agreement) unless Contractor has received the prior written approval of the Board of Governors delegating such authority to Contractor.

4.           Term.  The term of this ASA (as extended, the “Term”) shall commence on the date hereof and shall terminate upon the Change of Percentage Interest Date unless earlier terminated in accordance with the terms of this ASA.  Following the initial term, the ASA shall renew annually without any additional action by the parties.  The ASA shall also terminate automatically upon any termination of the Operating Agreement.

5.           Compensation.  As consideration for the performance of its services, Company shall pay to Contractor an annual fee in the amount of $_____ for each year of the Term (the “Contractor Fee”).  The Contractor Fee shall be paid quarterly in installments in advance of $_____.  In addition to the Contractor Fee, the Company shall reimburse Contractor on the last business day of each calendar quarter in an amount equal to amounts expended directly and reasonably by the Contractor in the performance of its services under this ASA; provided, however, that the Contractor provides substantiating invoices and supporting data therefore and any such expense in excess of $_____ individually or in the aggregate during a year must be approved by the Company in accordance with the Operating Agreement (including, without limitation, those limitations set forth in Section _____ thereof).

6.           General Covenants and Provisions.

6.1           Standard of Care.  Contractor shall perform its services and all its obligations under this ASA in a careful, professional, prudent and efficient manner at a level of care consistent with that expected from similarly situated professional service providers, and in accordance with applicable requirements of law, permits and contractual obligations, including the Ancillary Agreements and the Operating Agreement.  Contractor shall assure that it dedicates sufficient time and resources to performance of its services on a timely basis.  The Contractor shall have responsibility for the safekeeping and use of the funds and assets of the Company and shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Company.  The funds and assets of Company shall not be commingled with those of another company and the Company shall have separate books and records.  The Contractor will insure that Daniel Juhl is at all times employed by the Contractor and available to perform the services on the Contractor’s behalf.

6.2           Access to Project.  For any work performed by Contractor on the Project, Contractor shall comply with the Lease(s) and all applicable policies, procedures, directives and instructions of Company relating to safety and security.  Contractor’s employees and agents required to access the Project must be screened and authorized in accordance with any reasonable policies and procedures promulgated by Company.

6.3           Patents and Copyrights; Infringement.  Contractor shall procure any patent, copyright, license or other right to use any equipment, process or material which Contractor uses or intends to use in the performance of the obligations of this ASA.  Contractor shall, at its own expense, indemnify, defend and hold Company, its Members and Manager harmless against any claim, whether rightful or otherwise, that any equipment, process or material, or any part thereof, furnished by Contractor constitutes an infringement of any patent, copyright or trade secret and Contractor shall pay all damages and costs awarded against Company, its Members and Manager awarded resulting therefrom.  In case said equipment, process or material or any part thereof, is held to constitute infringement and/or its use is enjoined, Contractor shall, at its own expense, subject to the following provisions, either i) procure for Company an irrevocable, royalty-free license to continue using such equipment, process or material or replace same with substantially equal but non-infringing equipment, process or material, or ii) modify it so that it becomes non-infringing; provided that no such replacement or modification shall in any way amend or relieve Contractor of its obligations set forth in this ASA.

6.4           Insurance.  Contractor shall procure and maintain, at its own expense, any insurance required by any Ancillary Agreement associated with its performance of this ASA.

6.5           Taxes.  Contractor shall pay, without reimbursement by Manager or Company, all federal, state and local taxes which it is obligated to pay with respect to wages, salaries and benefits paid or provided by it to its employees, including, but not limited to: i) all payroll-related or consumer taxes of its employees, federal, state and local tax withholdings, Federal Insurance Contribution Act taxes, and federal and state unemployment taxes, and ii) all federal, state and local corporate income taxes on income earned by Contractor.

6.6           Liens.  Contractor shall not create, assume or suffer to exist, any lien upon or with respect to the Project or to assign any right to receive income from this ASA, in each case to secure the debt of any person or otherwise, except liens or assignments expressly permitted by the Loan Documents, any other Ancillary Agreement and otherwise approved in writing by Company.  In the event any lien not permitted pursuant to this Section arises and unless i) execution and enforcement is effectively stayed, ii) all claims which the lien secures are being actively contested in good faith and by appropriate proceedings and iii) Contractor has posted a bond in favor of Company, or escrowed with Company or the court an amount reasonably sufficient to satisfy any contested lien, Contractor shall immediately take whatever actions are necessary to satisfy the lien and Contractor shall, at its own expense, indemnify, defend and hold Company, its Members and Manager harmless against any loss, damage or claim related or arising from any such lien.

7.           Financing.  No party may grant a security interest in this ASA without the prior consent of the other party; provided, however, that Contractor acknowledges and agrees that the Company may assign its interest in this ASA in favor of Lender in accordance with the Loan Documents to secure financing for the Company.  Upon request, Contractor shall consent to such collateral assignment of this ASA in favor of Lender, and shall execute any related certificates or documents to evidence the same.

8.           Regulatory Approvals and Compliance.  Contractor agrees to seek any permits, licenses or regulatory approvals from any governmental authority that are necessary for Contractor to perform its obligations under this ASA.  Contractor shall at all times perform its services in a manner which complies in every material respect with all applicable requirements of law and permits, as amended from time to time.  In the event Contractor violates any requirement of law, Contractor shall take all necessary action to place Contractor into material compliance with the applicable requirement of law.

9.           Exculpation and Indemnification.

9.1           Exculpation.  The Contractor (and its officers, directors, and employees and agents) shall not be liable to the Company, its Members or Manager for damages or otherwise with respect to any actions taken or not taken in good faith and reasonably believed by the Contractor to be in or not opposed to the best interests of the Company, its Members or Manager, as applicable, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of the Contractor or breach of any obligation under this ASA.

9.2           Indemnity.  Contractor agrees to indemnify and hold Company, its Members and their respective officers, directors, agents and employees harmless against any and all losses, claims, damages or liability to which Company, its Members or their respective affiliates, officers, directors, agents and employees, may become subject under any law in connection with the carrying out of the transactions contemplated by this ASA, or the conduct of any activity at the Project (other than as a result of the act of commission or omission, including negligence or willful misconduct, of any such other party), and to reimburse Company, its Members and their respective affiliates, officers, directors, agents and employees, for any out-of-pocket legal and other expenses (including reasonable counsel fees) incurred by Company, its Members and their respective affiliates, officers, directors, agents and employees, in connection with investigating any such losses, claims, damages or liabilities or in connection with defending any actions relating thereto.  Company agrees, at the request and expense of Contractor, to cooperate in the making of any investigation in defense of any such claim and promptly to assert any or all of the rights and privileges and defenses that may be available to Company.  Contractor further releases and agrees to hold harmless Company, its Members and their respective affiliates, officers, directors, agents and employees, from any liability to the Contractor arising out of any breach of covenant, representation or undertaking of the Contractor contained in this ASA.  The provisions of this Section shall survive the termination of this ASA.

10.           Default and Termination.

10.1           Default.  A default shall occur under this ASA if (a) Company fails to make any required payment to Contractor when due and fails to cure such default within ten days of delivery of notice of default by Contractor to Company and provided such failure is not attributable to any act or omission of Contractor or (b) either party shall breach any other material term of this ASA and shall fail to cure such breach, if capable of cure, within 30 days after receipt of written notice of such breach from the other party.

10.2           Termination.  (i) Upon the occurrence and continuation of a default beyond any applicable cure period, either party may terminate this ASA upon 30 days written notice to the other party.  (ii) In addition to the foregoing, the Company may terminate this ASA without cause upon at least 90 days’ prior written notice to Contractor and the payment of the Contractor Fee for such period.  Notwithstanding the foregoing, even in the event of an uncured default, neither party may terminate this ASA without the approval of Company, and such other consents as may be required by investors or Members of Company or under the Loan Documents.  If a good faith dispute exists regarding the existence of a default giving rise to termination under clause (i) above, each party to this ASA shall continue to perform its respective obligations pending resolution of any dispute or default as set forth in Section 12.

10.3           Transition.  If this ASA is terminated for any reason, upon request of the Company or any Member, the Contractor shall assist in making a smooth transition to a new contractor, and, without limiting the generality of the foregoing, the Contractor shall promptly turn over to the Company or its designee all books, records, reports, data, documents, correspondence, designs, specifications, software, operating and safety manuals, source lists of manufacturers of component parts, all special tools needed for routine and preventative maintenance, safety equipment, spare parts and inventory and any other items that were furnished by the Manager or the Company or by the Contractor at the Company’s, a Member’s or the Manager’s cost.

11.           Company Obligations.  Company shall provide Contractor with all documents, data, notices and other information in the possession of Company or received by Company and necessary for Contractor to perform its obligations under this ASA.  Company hereby grants Contractor a license to access the Project and Property subject to the terms of the Lease and shall continue to provide Contractor with all such necessary access for the performance of its services, to the extent of Company’s authority under the applicable Ancillary Agreement(s).

12.           Arbitration.

12.1           All disputes arising between the parties to this ASA which relate to the validity, interpretation or performance of this ASA, shall be submitted to arbitration at the request of either party to the dispute, in accordance with the Commercial Arbitration Rules of U.S. Arbitration and Mediation of Minnesota then in effect, and this ASA.

12.2           The demand for arbitration shall be filed in writing with the other party to this ASA and with the Minnesota office of U.S. Arbitration and Mediation.  No arbitration initiated by the parties to this ASA shall include, by consolidation, joinder or in any other manner, any other Person unless such Person and both parties to this ASA agree to the inclusion and unless such Person is substantially involved in a common question of law or fact or its presence is required if complete relief is to be accorded in the arbitration.  This agreement to arbitrate between the parties to this ASA, and any fully executed subsequent agreement to arbitrate with a third party, shall be specifically enforceable under the Minnesota or federal arbitration act, whichever is applicable.

12.3           The arbitrators shall have jurisdiction and authority to interpret, apply, or determine compliance with the provisions of this ASA insofar as shall be necessary to the determination of issues properly before the arbitrators, including the right to order specific performance of this ASA against either party to this ASA.  In making the decision, the arbitrators shall issue appropriate findings and conclusions regarding the issues.  The arbitrators shall not have jurisdiction or authority to alter the provisions of this ASA or any applicable law or rule of civil procedure.  The arbitrators shall render a decision within sixty (60) days after the completion of the hearing on the matter.

12.4           This Section 12 shall survive the termination of this ASA as necessary to resolve any disputes arising out of, in connection with, or relating to this ASA.

13.           Confidentiality.  Contractor hereby agrees to keep any material information delivered or made available to it pursuant to this ASA or otherwise acquired by the Contractor in the course of performing its services (“Confidential Information”) confidential from anyone other than persons employed or retained by the Contactor who are or are expected to become engaged in performing its services provided that nothing herein shall prevent the Contractor from disclosing such information as required by any governmental authority or pursuant to legal process after notice to Company.  The Contractor shall impose a similar obligation of confidentiality on its employees and any other persons who are authorized to perform any of its services under this ASA.

14.           Notices.  All notices, requests, demands and other communications provided for by this ASA shall be in writing and shall be deemed to have been duly given at the time when hand delivered, or five days after being mailed in any general or branch United States Post Office enclosed in a registered or certified postage-paid envelope, addressed to the following addresses of the parties hereto:

Company:

_____
_____
_____, _____ _____
Attn: _____

With copy to:

_____
_____
_____, _____ _____
Attn: _____

Contractor:

[Juhl Wind, Inc.]
996 190th Avenue
Woodstock, MN 56186
Attn: Dan Juhl

15.           Miscellaneous.

15.1           Independent Contractor.  The parties agree and understand that Contractor is and shall act as an independent contractor of Company in the performance of its duties hereunder.  Contractor is not, and in the performance of its duties under this ASA will not hold itself out as, an employee, agent or partner of Company or Manager or of any of Company’s governors or members.

15.2           Assignment.  Contractor may not assign this ASA or any of its rights or obligations hereunder without the prior written consent of Company.  Any purported assignment in violation of this Section shall be void.

15.3           Successor and Assigns.  Except as otherwise specifically provided, this ASA shall be binding on the parties and shall inure to the benefit of the parties and their respective successors and assigns.

15.4           No Third Party Beneficiaries.  Except for the rights of Lender under the Loan Documents and the Members of the Company, no provision of this ASA is intended to nor shall it in any way inure to the benefit of any third party so as to constitute any such person a third party beneficiary under this ASA, or of any one or more of the terms of this ASA, or otherwise give rise to any cause of action in any person not a party to this ASA.

15.5           Entire Agreement.  It is mutually understood and agreed that this ASA and the exhibits hereto (including the Operating Agreement) constitutes the entire agreement between Contractor and Company and supersedes any and all prior oral or written understandings, representations or statements, and that no understandings, representations or statements, verbal or written, have been made which modify, amend, qualify or affect the terms of this ASA.  This ASA may not be amended except in a writing executed by both parties and with the consent of Lender, if applicable, and the Board of Governors.

15.6           Severability.  Should any provision of this ASA be or become void, illegal, or unenforceable, the validity or enforceability of the other provisions of this ASA shall not be affected and shall continue in force.  The parties will, however, use their best endeavors to agree on the replacement of the void, illegal, or unenforceable provision with legally acceptable clauses which correspond as closely as possible to the sense and purpose of the affected provision and this ASA as a whole.

15.7           Headings.  The section headings in this ASA are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

15.8           Governing Law.  This ASA is made in Minnesota and the provisions of this ASA shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

15.9           Counterparts.  This Agreement may be signed in counterparts and each such counterpart shall represent a fully executed original as if signed by all parties to this ASA, with all such counterparts together constituting but one and the same instrument.

[Signatures on Next Page]

IN WITNESS WHEREOF, this ASA has been duly executed as of the day and year first written above.

[Juhl Wind, Inc.,]
a [Delaware] corporation

By:
Name:
Title:

COMPANY:

_____,
a ______

By:
Name:
Title: